UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) February 8, 2006
ROYAL GOLD, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13357	84-0835164

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1660 Wynkoop Street, Suite 1000, Denver, CO	80202-1132

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code 303-573-1660

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On February 8, 2006, Royal Gold amended the Funding Agreement dated as of December 1, 2005, with Société des Mines de Taparko, also known as Somita SA (“Somita”), a 90%-owned subsidiary of High River Gold Mines, Ltd (“High River”) regarding the Taparko-Bouroum Project in Burkino Faso, West Africa (the “Taparko Project”). The amendment primarily provides (1) an increase of the initial funding payment from approximately $6.4 million to approximately $9.4 million, and (2) an increase in Somita’s good faith estimate of the total cost of the project from approximately $60 million to approximately $73 million. The additional $3.0 million in initial funding was paid on February 8, 2006, and will be used for the repayment of intercompany loans from High River to Somita and for the development and operation of the Taparko Project.
     Royal Gold has previously disclosed its funding and royalty arrangements for the Taparko Project, most recently in its Quarterly Report on Form 10-Q for the quarter ended December 31, 2005, filed with the Securities and Exchange Commission on February 8, 2006.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits
10.1	First Amendment to Funding Agreement, dated as of February 8, 2006, between Société des Mines de Taparko, also known as Somita, SA and Royal Gold, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Royal Gold, Inc.
(Registrant)

By:	/s/ Karen Gross

Name:	Karen Gross
Title:	Vice President & Corporate Secretary
     Dated: February 10, 2006

Exhibit Index

Exhibit No.	Description

Exhibit 10.1	First Amendment to Funding Agreement, dated as of February 8, 2006, between Société des Mines de Taparko, also known as Somita, SA and Royal Gold, Inc.